Exhibit 21.1
Subsidiaries of
STERLING CHEMICALS, INC.
As of December 31, 2008
Owns 100% of:
Sterling Chemicals JV Holdings, Inc.
Sterling Chemicals Fuels, LLC (owned 100% by Sterling Chemicals JV Holdings, Inc.)